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EXHIBIT 1A-6

MATERIAL CONTRACTS

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EXHIBIT 1A-6-1

MATERIAL CONTRACTS

EQUITY INCENTIVE PLAN

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ARMED FORCES BREWING COMPANY, INC.

2020 EQUITY INCENTIVE PLAN

Seawolf Brewing Company, Inc., a Delaware corporation, has adopted this Equity Incentive Plan, effective as of September 10, 2020, for the benefit of its directors and certain key consultants on the terms and conditions provided in this Plan.

1.Definitions. As used in this Plan, the following capitalized terms have the meanings set forth below:

“Affiliate” means a corporation or other entity that, directly or through one or more intermediaries, controls, is controlled by, or is under common control with, the Company.

“Award” means any right granted under this Plan, including an Incentive Share Option, a Non- qualified Share Option, a Share Appreciation Right, a Restricted Award, a Performance Share Award, or any Other Equity- Based Award.

“Award Agreement” means a written agreement, certificate, or other document or instrument evidencing the terms and conditions of an individual Award granted under this Plan, which may, in the discretion of the Company, be transmitted electronically to any Participant, and each of which will be subject to the terms and conditions of this Plan.

“Beneficial Owner” has the meaning assigned to that term in Rule 13d-3 and Rule 13d-5 under the Exchange Act, except that in calculating the beneficial ownership of any particular person, the person will be deemed to have beneficial ownership of all securities that the person has the right to acquire by conversion or exercise of other securities, whether the right is currently exercisable or is exercisable only after the passage of time.

“Board” means the Board of Directors of the Company, as constituted from time to time.

“Cause” means, unless the applicable Award Agreement provides otherwise:

With respect to a Consultant: (a) if there is a service or employment agreement between the Participant and the Company or an Affiliate and the agreement contains a definition of “Cause,” the definition contained in that agreement; or (b) if no such agreement exists or, if the agreement does not define Cause:

(i)the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony under federal law or the law of the state in which the action occurred;

(ii)the Participant’s disloyalty or dishonesty in the course of fulfilling his or her duties to the Company or any Affiliate;

(iii)the Participant’s disclosure of Company or Affiliate trade secrets or breach of any confidentiality agreement between the Participant and the Company or any Affiliate, any agreement containing any non-disclosure obligations between the Company or any Affiliate and any third party, or any similar agreement;

(iv)willful and deliberate failure of the Participant to perform duties in any material respect;

(v)the Participant’s commission of an act of theft, fraud, or embezzlement against the Company or any of the Company’s Affiliates, customers, suppliers, vendors, partners, licensors, or licensees;

(vi)the Participant’s gross negligence in the performance of her or his duties;

(vii)the Participant’s violation of any of the written policies and procedures of the Company or any Affiliate;

(viii)the Participant’s breach of a fiduciary duty of loyalty owed to the Company or any Affiliate by knowingly engaging (without disclosure to and approval of the Board) in any act that constitutes the receipt of an improper personal benefit, the usurpation of a business opportunity of the Company or any Affiliate, or a transaction with the Company or any Affiliate in which the Participant has a conflict of interest with the Company or the Affiliate; or

(ix)any other events as may be determined in good faith by the Board.

With respect to any Director, a determination by a majority of the disinterested Board members that the Director has engaged in any of the following: (i) malfeasance in office; (ii) gross misconduct or neglect; (c) false or fraudulent misrepresentation inducing the Director’s appointment; (d) willful conversion of corporate funds; or (e) repeated failure to participate in Board meetings on a regular basis despite having received proper notice of the meetings in advance.

The Board has the sole discretion to determine whether Cause exists and all matters and questions relating to whether a Participant has been discharged for Cause, and the Board’s determination will be final.

“Change in Control” means the occurrence of any of the following:

(a)one person (or more than one person acting as a group) acquires ownership of capital share that, together with the capital share held by the person or group, constitutes more than 50% of the total Fair Market Value or total voting power of the Share of the Company; provided that, a Change in Control will not occur if any person (or more than one person acting as a group) owns more than 50% of the total Fair Market Value or total voting power of the Share and acquires additional Share;

(b)one person (or more than one person acting as a group) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) assets from the Company that have a total gross fair market value equal to or more than 50% of the total gross fair market value of all of the assets of the Company immediately before the acquisition;

(c)one person (or more than one person acting as a group) acquires (or has acquired during the 12-month period ending on the date of the most recent acquisition) ownership of the Company’s share possessing 30% or more of the total voting power of the share of the Company;

(d)a majority of the members of the Board are replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the Board before the date of appointment or election.

Notwithstanding the foregoing, a Change in Control will not occur unless the transaction constitutes a change in the ownership of the Company, a change in the effective control of the Company, or a change in the ownership of a substantial portion of the Company’s assets under Section 409A of the Code.

“Code” means the U.S. Internal Revenue Code of 1986, as amended, or any successor statute, and the Treasury Regulations and other authoritative guidance issued under that Code.

“Class C Share” means a share of Class C common stock of the Company, or any other securities of the Company as may be designated by the Board from time to time in substitution for the Class C common stock.

“Company” means Seawolf Brewing Company, Inc., a Delaware corporation, or any successor to its assets or business that becomes bound by all the terms and provisions of this Plan by agreement, operation of law, or otherwise.

“Consultant” means any individual or entity that performs bona fide services for the Company or an Affiliate, other than as a Director.

“Continuous Service” means that the Participant’s service with the Company or an Affiliate, whether as a Consultant, or Director, is not interrupted or terminated. The Participant’s Continuous Service will not be deemed to have terminated merely because of a change in the capacity in which the Participant renders service to the Company or an Affiliate as a Consultant, or Director or a change in the entity for which the Participant renders service, provided that there is no interruption or termination of the Participant’s Continuous Service; provided further that if any Award is subject to Section 409A of the Code, this sentence will only be given effect to the extent consistent with Section 409A of the Code. For example, a change in status from a Consultant of the Company to a Director of an Affiliate will not constitute an interruption of Continuous Service. The Board or its delegate, in its sole discretion, may determine whether Continuous Service will be considered interrupted in the case of any leave of absence approved by that party, including sick leave, military leave, or any other personal or family leave of absence. The Board or its delegate, in its sole discretion, may determine whether a Company transaction, such as a sale or spin-off of a division or subsidiary that employs a Participant, will be deemed to result in a termination of Continuous Service for purposes of affected Awards, and that decision will be final, conclusive and binding.

“Detrimental Activity” means any of the following: (a) unauthorized disclosure of any confidential or proprietary information of the Company or any of its Affiliates; (b) any activity that would be grounds to terminate the Participant’s employment or service with the Company or any of its Affiliates for Cause;

(c) the breach of any non-competition, non-solicitation, non-disparagement, or other agreement containing restrictive covenants, with the Company or any Affiliate; (c) fraud or conduct contributing to any financial restatements or irregularities, as determined by the Board in its sole discretion; or (e) any other conduct or act determined to be materially injurious, detrimental, or prejudicial to any interest of the Company or any of its Affiliates, as determined by the Board in its sole discretion.

“Director” means a member of the Board.

“Disability” means, unless the applicable Award Agreement provides otherwise, that the Participant is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment; provided, however, for purposes of determining the term of an Incentive Share Option pursuant to Section 6.10, the term Disability will have the meaning ascribed to it under Section 22(e)(3) of the Code. The determination of whether an individual has a Disability will be determined under procedures established by the Board. Except in situations where the Board is determining Disability for purposes of the term of an Incentive Share Option pursuant to Section 6.10 within the meaning of Section 22(e)(3) of the Code, the Board may rely on any determination that a Participant is disabled for purposes of benefits under any long-term disability plan maintained by the Company or any Affiliate in which a Participant participates.

“Disqualifying Disposition” has the meaning provided in Section 14.12.

“Effective Date” means September 10, 2020.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Fair Market Value” means, as of any date, the value of the Class C Share as determined as follows: (a) if the Class C Share is listed on any established share exchange or a national market system, including the New York Stock Exchange or the NASDAQ Stock Market, the Fair Market Value will be the closing price of a Class C Share (or if no sales were reported, the closing price on the date immediately preceding such date) as quoted on the exchange or system on the day of determination, as reported in the Wall Street Journal; (b) if the shares are not listed on an established share exchange or national market system, but there is a public market for the Class C Shares on the applicable date, the closing price of the shares as reported or quoted on the immediately preceding date; and (c) in the absence of an established or public market for the Class C Share, the Fair Market Value will be determined in good faith by the Board after taking into consideration all factors that it deems appropriate, including Sections 409A and 422 of the Code, and that determination will be conclusive and binding on all persons.

“Fiscal Year” means the Company’s fiscal year.

“Good Reason” means, unless the applicable Award Agreement states otherwise:

(a)If a Consultant is a party to an employment or service agreement with the Company or any of its Affiliates and the agreement provides for a definition of Good Reason, the definition contained in that agreement; or

(b)If no such agreement exists or if the agreement does not define Good Reason, the occurrence of one or more of the following without the Participant’s express written consent, which circumstances are not remedied by the Company within 30 days after its receipt of a written notice from the Participant describing the applicable circumstances (which notice must be provided by the Participant within 90 days of the Participant’s knowledge of the applicable circumstances): (i) any material, adverse change in the Participant’s duties, responsibilities, authority, title, status, or reporting structure; (ii) a material reduction in the Participant’s base salary or bonus opportunity; or (iii) a geographical relocation of the Participant’s principal office location by more than 35 miles.

“Grant Date” means the date on which the Board adopts a resolution, or takes other appropriate action, expressly granting an Award to a Participant that specifies the key terms and conditions of the Award or, if a later date is set forth in the resolution, then the date as is set forth in the resolution.

“Incentive Share Option” means an Option that is designated by the Board as an incentive share option within the meaning of Section 422 of the Code and that meets the requirements set out in this Plan.

“Non-Employee Director” means a Director who is a “non-employee director” within the meaning of Exchange Act Rule 16b-3.

“Non-qualified Share Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Share Option.

“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated under Section 16.

“Option” means an Incentive Share Option or a Non-qualified Share Option granted pursuant to this Plan.

“Optionholder” means a person to whom an Option is granted pursuant to this Plan or, if applicable, any other person who holds an outstanding Option.

“Option Exercise Price” means the price at which a Class C Share may be purchased upon the exercise of an Option.

“Other Equity-Based Award” means an Award that is not an Option, Share Appreciation Right, Restricted Share, Restricted Share Unit, or Performance Share Award that is granted under Section 7.4 and is payable by delivery of Class C Shares or that is measured by reference to the value of Class C Shares.

“Participant” means an eligible person to whom an Award is granted pursuant to this Plan or, if applicable, any other person who holds an outstanding Award. A Director or Consultant becomes a Participant upon the person’s acknowledgement, execution, and delivery to the Company of an Award Agreement.

“Performance Goals” means, for a Performance Period, the one or more goals established by the Board for the Performance Period based on business criteria or other performance measures determined by the Board in its discretion.

“Performance Period” means the one or more periods of time not less than one fiscal quarter in duration, as the Board may select, over which the attainment of one or more Performance Goals will be measured for the purpose of determining a Participant’s right to and the payment of a Performance Share Award.

“Performance Share” means the grant of a right to receive a number of actual Class C Shares based upon the performance of the Company during a Performance Period, as determined by the Board.

“Performance Share Award” means any Award granted pursuant to Section 7.3 of this Plan.

“Permitted Transferee” means: (a) a member of the Optionholder’s immediate family (child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in- law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships), any person sharing the Optionholder’s household (other than a tenant or employee), a trust in which these persons have more than 50% of the beneficial interest, a foundation in which these persons (or the Optionholder) control the management of assets, and any other entity in which these persons (or the Optionholder) own more than 50% of the voting interests; (b) third parties designated by the Board in connection with a program established and approved by the Board pursuant to which Participants may receive a cash payment or other consideration in consideration for the transfer of a Non-qualified Share Option; and (c) all other transferees as may be permitted by the Board in its sole discretion.

“Plan” means this Seawolf Brewing Company, Inc. 2020 Equity Incentive Plan, as originally adopted by the Company, and as amended, modified, restated, or supplemented from time to time in accordance with its terms.

“Related Rights” has the meaning set forth in Section 7.1(a).

“Restricted Award” means any Award granted pursuant to Section 7.2(a). “Restricted Period” has the meaning set forth in Section 7.2(a).

“Restricted Share” means a Class C Share, subject to certain specified restrictions (including a requirement that the Participant provide Continuous Service for a specified period of time) granted under Section 7 of this Plan.

“Restricted Share Unit” means an unfunded and unsecured promise to deliver Class C Shares, cash, other securities, or other property, subject to certain restrictions (including a requirement that the Participant provide Continuous Service for a specified period of time) granted under Section 7 of this Plan.

“Rule 16b-3” means Rule 16b-3 promulgated under the Exchange Act or any successor to Rule 16b-3, as in effect from time to time.

“Securities Act” means the Securities Act of 1933, as amended. “Share” means the Class C Shares of the Company.

“Share Appreciation Right” means the right pursuant to an Award granted under Section 7.1 to receive, upon exercise, an amount payable in cash or shares equal to the number of shares subject to the Share Appreciation Right that is being exercised multiplied by the excess of (a) the Fair Market Value of a Class C Share on the date the Award is exercised, over (b) the exercise price specified in the Share Appreciation Right Award Agreement.

“Share for Share Exchange” has the meaning set forth in Section 6.4. “Substitute Award” has the meaning set forth in Section 4.6.

“Ten Percent Shareholder” means a person who owns (or is deemed to own pursuant to Section 424(d) of the Code) share possessing more than 10% of the total combined voting power of all classes of share of the Company or of any of its Affiliates.

“Total Share Reserve” has the meaning set forth in Section 4.1.

2. Purpose; Eligibility.

2.1 Name. The name of this Plan is the Seawolf Brewing Company, Inc. 2020 Equity Incentive Plan.

2.2 Purposes. The purposes of this Plan are to: (a) enable the Company and any Affiliate to attract and retain the types of Consultants and Directors who will contribute to the Company’s long-range success; (b) provide incentives that align the interests of Consultants, and Directors with those of the shareholders of the Company; and (c) promote the success of the Company’s business.

2.3Eligible Award Recipients. The persons eligible to receive Awards are the Consultants and Directors of the Company and its Affiliates and any other individuals designated by the Board who are reasonably expected to become Consultants and Directors after the receipt of Awards.

2.4Available Awards. Awards that may be granted under this Plan include: (a) Incentive Share Options; (b) Non-qualified Share Options; (c) Share Appreciation Rights; (d) Restricted Awards; (e) Performance Share Awards; and (f) Other Equity-Based Awards.

3. Administration.

3.1Authority. This Plan will be interpreted, administered, and operated by the Board, which will have complete authority in its sole discretion, subject to the express provisions of this Plan, to (a) construe, interpret, and apply this Plan and each of its provisions, (b) prescribe, amend, and rescind rules and regulations relating to this Plan, (c) authorize any person to execute, on behalf of the Company, any document required to carry out the purposes of this Plan, (d) select, subject to any limitations set forth in this Plan, those persons who constitute Participants, (e) interpret, administer, reconcile any inconsistency in, correct any defect in, or supply any omission in this Plan and any document or agreement relating to this Plan, and (f) exercise discretion to make any and all other determinations that it determines to be necessary or advisable for the administration of this Plan. Additionally, subject to the terms of this Plan, the Board has authority to:

(a)determine when Awards are to be granted under this Plan and the applicable Grant Date;

(b)from time to time select, subject to the limitations set forth in this Plan, those eligible Award recipients to whom Awards will be granted;

(c)determine the number of Class C Shares to be made subject to each Award;

(d)determine whether each Option is to be an Incentive Share Option or a Non-qualified Share

Option;

(e)prescribe the terms and conditions of each Award, including the exercise price and medium of payment and vesting provisions, and to specify the provisions of the Award Agreement relating to the grant;

(f)determine the target number of Performance Shares to be granted pursuant to a Performance Share Award, the performance measures that will be used to establish the Performance Goals, the Performance Periods, and the number of Performance Shares earned by a Participant;

(g)amend any outstanding Awards, including for the purpose of modifying the time or manner of vesting, or the term of any outstanding Award; provided, however, that if any amendment impairs a Participant’s rights or increases a Participant’s obligations under his or her Award or creates or increases a Participant’s federal income tax liability with respect to an Award, the amendment will also be subject to the Participant’s consent;

(h)determine the duration and purpose of leaves of absences that may be granted to a Participant without constituting termination of employment for purposes of this Plan, which periods will be no shorter than the periods generally applicable to employees under the Company’s employment policies;

(i)make decisions with respect to outstanding Awards that may become necessary upon a change in corporate control or an event that triggers anti-dilution adjustments;

(j)interpret, administer, reconcile any inconsistency in, correct any defect in, and supply any omission in this Plan and any instrument or agreement relating to, or Award granted under, this Plan; and

(k)exercise discretion to make any and all other determinations that it determines to be necessary or advisable for the administration of this Plan.

The Board may delegate any of its duties under this Plan to a committee, or to any person or persons from time to time as it may designate. All decisions, interpretations, and other actions of the Board (or the committee) will be final, conclusive, and binding on all parties who have an interest in this Plan or any Award. The Board’s determinations under this Plan need not be uniform and all Board determinations may be made selectively among Participants. Without limiting the generality of the foregoing, the Board may make non-uniform and selective determinations, amendments, and adjustments, and enter into non-uniform and selective Award Agreements.

Notwithstanding any provision of this Plan to the contrary, neither the adoption or establishment of this Plan, the eligibility of any person for an Award of, the grant of any Award to any other person, nor anything contained in this Plan or any Award Agreement will be deemed to (i) confer on any person any right to be granted an award (other than as expressly set forth in an Award Letter signed by both the person and the Company), or (ii) require any award to any Participant to be similar to any award that is made to another Participant, regardless of whether the Participants share similar qualities, are in similar positions, have similar responsibilities, or are otherwise similar in any respect. Nothing contained in this Plan creates or should be construed as creating a trust of any kind or any other fiduciary relationship between the Company and a Participant or any other person.

3.2No Liability. No member of the Board (or any person or member of a committee to whom the Board delegates any duties or responsibilities with respect to this Plan) will be liable for any action, inaction, determination, or interpretation made by the Board with respect to this Plan or any Award. All expenses and liabilities that members of the Board (or any person or member of a committee to whom the Board delegates any duties or responsibilities with respect to this Plan) incur in connection with the administration of this Plan will be borne by the Company or its successor. No members of the Board (or any person or member of a committee to whom the Board delegates any duties or responsibilities with respect to this Plan) will be personally liable for any action, inaction, determination, or interpretation made in good faith with respect to this Plan or any Award, and the Company or its successor shall fully indemnify and hold harmless all members of the Board (and each person or member of a committee to whom the Board delegates any duties or responsibilities with respect to this Plan) in respect of any such action, inaction, determination, or interpretation.

3.3Reliance on Advice. The Board may employ attorneys, consultants, accountants, appraisers, brokers, and other persons in connection with this Plan. The Board and the officers and employees of the Company may rely on the advice, opinions, or valuations of any of those persons.

3.4Delegation. The Board may delegate administration of this Plan to a committee of one or more members of the Board, and the term “committee” will apply to any person or persons to whom that authority has been delegated. The committee may delegate to a subcommittee any of the administrative powers the committee is authorized to exercise (and references in this Plan to the Board or the committee thereafter includes the committee or subcommittee), subject, however, to any resolutions, not inconsistent with the provisions of this Plan, as may be adopted from time to time by the Board. The Board may abolish the committee at any time and re-vest in the Board the administration of this Plan. The Board will appoint the members of the committee, and the members of the committee will serve at the pleasure of the Board. From time to time, the Board may increase or decrease the size of the committee, add additional members to, remove members (with or without cause) from, appoint new members in substitution for, and fill vacancies, however caused, in the committee. The committee will act pursuant to a vote of the majority of its members or, in the case of a committee comprised of only two members, the unanimous consent of its members, whether present or not, or by the written consent of the majority of its members. The committee will maintain minutes of all of its meetings and copies of those minutes must be provided to the Board. Subject to the limitations prescribed by this Plan and the Board, the committee may establish and follow any rules and regulations for the conduct of its business as it may determine to be advisable.

3.5Committee Composition. Except as otherwise determined by the Board, at any time the Company has securities registered under the Exchange Act, the committee will consist solely of two or more Non-Employee Directors. The Board will have discretion to determine whether it intends to comply with the exemption requirements of Exchange Act Rule 16b-3. However, if the Board intends to satisfy those exemption requirements, with respect to any insider subject to Section 16 of the Exchange Act, the committee must be a compensation committee of the Board that at all times consists solely of two or more Non-Employee Directors. Within the scope of that authority, the Board or the committee may delegate to a committee of one or more members of the Board who are not Non-Employee Directors the authority to grant Awards to eligible persons who are not then subject to Section 16 of the Exchange Act. Nothing in this Plan creates an inference that an Award is not validly granted under this Plan if Awards are granted under this Plan by a compensation committee of the Board that does not at all times consist solely of two or more Non-Employee Directors.

3.6Indemnification. In addition to any other rights of indemnification as they may have as Directors or members of the committee, and to the extent allowed by applicable laws, the Company shall indemnify the committee members against the reasonable expenses, including attorney’s fees, actually incurred in connection with any suit, action, or proceeding or in connection with any appeal, to which the committee members may be party by reason of any action taken or failure to act under or in connection with this Plan or any Award granted under this Plan, and against all amounts paid by the committee members in settlement (provided, however, that the settlement has been approved by the Company, which approval must not be unreasonably withheld) or paid by the committee members in satisfaction of a judgment in any suit, action, or proceeding, except in relation to matters as to which it is adjudged in the suit, action, or proceeding that the committee member did not act in good faith and in a manner that the person reasonably believed to be in the best interests of the Company, or in the case of a criminal proceeding, had no reason to believe that the conduct complained of was unlawful; provided, however, that within 60 days after the institution of any such suit, action, or proceeding, the committee member must, in writing, offer the Company the opportunity at its own expense to handle and defend the suit, action, or proceeding.

4. Shares Subject to this Plan.

4.1Number of Shares. Subject to adjustment in accordance with Section 11, no more than 100,000 Class C Shares will be available for the grant of Awards under this Plan (the “Total Share Reserve”). During the terms of the Awards, the Company shall keep available at all times the number of Class C Shares required to satisfy the Awards.

4.2 Available Shares. Class C Shares available for distribution under this Plan may consist, in whole or in part, of authorized and unissued shares, treasury shares, or shares reacquired by the Company in any manner.

4.3ISO Limit. Subject to adjustment in accordance with Section 11, no more than 100,000 Class C Shares may be issued in the aggregate pursuant to the exercise of Incentive Share Options (the “ISO Limit”)

4.4Director Limit. The maximum number of Class C Shares subject to Awards granted during a single Fiscal Year to any Director, together with any cash fees paid to the Director during the Fiscal Year may not exceed a total value of $100,000 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes).

4.5 Officer Limit. The maximum number of Class C Shares subject to Awards granted during a single Fiscal Year to any Officer, together with any cash fees paid to the Director during the Fiscal Year may not exceed a total value of $100,000 (calculating the value of any Awards based on the grant date fair value for financial reporting purposes).

4.6Award Expiration. Any Class C Shares subject to an Award that expires or is canceled, forfeited, or terminated without issuance of the full number of Class C Shares to which the Award related will again be available for issuance under this Plan. Notwithstanding anything to the contrary contained in this Plan, shares subject to an Award under this Plan will not again be made available for issuance or delivery under this Plan if those shares are (a) shares tendered in payment of an Option, (b) shares delivered or withheld by the Company to satisfy any tax withholding obligation, or (c) shares covered by a share-settled Share Appreciation Right or other Awards that were not issued upon the settlement of the Award.

4.7Substitute Awards. Awards may, in the sole discretion of the Board, be granted under this Plan in assumption of, or in substitution for, outstanding awards previously granted by an entity acquired by the Company or with which the Company combines (“Substitute Awards”). Substitute Awards will not be counted against the Total Share Reserve;  provided, that, Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as Incentive Share Options will be counted against the ISO Limit. Subject to applicable share exchange requirements, if any, available shares under a shareholder-approved plan of an entity directly or indirectly acquired by the Company or with which the Company combines (as appropriately adjusted to reflect the acquisition or transaction) may be used for Awards under this Plan and will not count toward the Total Share Limit.

5. Eligibility.

5.1Eligibility for Specific Awards. Incentive Share Options may be granted only to employees under a separate plan. Awards other than Incentive Share Options may be granted to Consultants and Directors and those individuals whom the Board determines are reasonably expected to become Consultants and Directors following the Grant Date.

5.2Ten Percent Shareholders. A Ten Percent Shareholder may not be granted an Incentive Share Option unless the Option Exercise Price is at least 110% of the Fair Market Value of the Class C Share on the Grant Date and the Option is not exercisable after the expiration of five years from the Grant Date.

6. Option Provisions.

Each Option granted under this Plan will be evidenced by an Award Agreement. Each Option so granted will be subject to the conditions set forth in this Section 6, and to all other conditions not inconsistent with this Plan as may be reflected in the applicable Award Agreement. All Options will be separately designated Incentive Share Options or Non-qualified Share Options at the time of grant, and, if certificates are issued, a separate certificate or certificates will be issued for Class C Shares purchased upon exercise of each type of Option. Notwithstanding the foregoing, the Company will have no liability to any Participant or any other person if an Option designated as an Incentive Share Option fails to qualify as such at any time or if an Option is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A of the Code and the terms of the Option do not satisfy the requirements of Section 409A of the Code. The provisions of separate Options need not be identical, but each Option must include (through incorporation of provisions of this Plan by reference in the Option or otherwise) the substance of each of the following provisions:

6.1Term. Subject to the provisions of Section 5.2 regarding Ten Percent Shareholders, no Incentive Share Option may be exercisable after the expiration of 10 years from the Grant Date. The term of a Non-qualified Share Option granted under this Plan will be determined by the Board;  provided, however, no Non-qualified Share Option will be exercisable after the expiration of 10 years from the Grant Date.

6.2Exercise Price of an Incentive Share Option. Subject to the provisions of Section 5.2 regarding Ten Percent Shareholders, the Option Exercise Price of each Incentive Share Option must not be less than 100% of the Fair Market Value of the Class C Share subject to the Option on the Grant Date. Notwithstanding the foregoing, an Incentive Share Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if the Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 424(a) of the Code.

6.3Exercise Price of a Non-qualified Share Option. The Option Exercise Price of each Non- qualified Share Option must be not less than 100% of the Fair Market Value of the Class C Share subject to the Option on the Grant Date. Notwithstanding the foregoing, a Non-qualified Share Option may be granted with an Option Exercise Price lower than that set forth in the preceding sentence if the Option is granted pursuant to an assumption or substitution for another option in a manner satisfying the provisions of Section 409A of the Code.

6.4Consideration. The Option Exercise Price of Class C Share acquired pursuant to an Option must be paid, to the extent permitted by applicable statutes and regulations, either (a) in cash or by certified or bank check at the time the Option is exercised or (b) in the discretion of the Board, upon any terms as the Board may approve, the Option Exercise Price may be paid: (i) by delivery to the Company of other Class C Share, duly endorsed for transfer to the Company, with a Fair Market Value on the date of delivery equal to the Option Exercise Price (or portion thereof) due for the number of shares being acquired, or by means of attestation whereby the Participant identifies for delivery specific Class C Shares that have an aggregate Fair Market Value on the date of attestation equal to the Option Exercise Price (or portion thereof) and receives a number of Class C Shares equal to the difference between the number of shares thereby purchased and the number of identified attestation Class C Shares (a “Share for Share Exchange”); (ii) a “cashless” exercise program established with a broker; (iii) by reduction in the number of Class C Shares otherwise deliverable upon exercise of the Option with a Fair Market Value equal to the aggregate Option Exercise Price at the time of exercise; (iv) by any combination of the foregoing methods; or (v) in any other form of legal consideration that may be acceptable to the Board. Unless otherwise specifically provided in the Option, the exercise price of Class C Share acquired pursuant to an Option that is paid by delivery (or attestation) to the Company of other Class C Share acquired, directly or indirectly from the Company, must be paid only by Class C Shares that have been held for more than six months (or any longer or shorter period of time required to avoid a charge to earnings for financial accounting purposes). Notwithstanding the foregoing, during any period for which the Class C Share is publicly traded (i.e., the Class C Share is listed on any established stock exchange or a national market system), an exercise by a Director or Officer that involves or may involve a direct or indirect extension of credit or arrangement of an extension of credit by the Company, directly or indirectly, in violation of Section 402(a) of the Sarbanes-Oxley Act of 2002 is prohibited with respect to any Award under this Plan.

6.5Transferability of an Incentive Share Option. An Incentive Share Option is not transferable except by will or by the laws of descent and distribution and will be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, will thereafter be entitled to exercise the Option.

6.6Transferability of a Non-qualified Share Option. A Non-qualified Share Option may, in the sole discretion of the Board, be transferable to a Permitted Transferee, upon written approval by the Board to the extent provided in the Award Agreement. If the Non-qualified Share Option does not provide for transferability, then the Non-qualified Share Option will not be transferable except by will or by the laws of descent and distribution and will be exercisable during the lifetime of the Optionholder only by the Optionholder. Notwithstanding the foregoing, the Optionholder may, by delivering written notice to the Company, in a form satisfactory to the Company, designate a third party who, in the event of the death of the Optionholder, will thereafter be entitled to exercise the Option.

6.7Vesting of Options. Each Option may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Option may be subject to any other terms and conditions on the time or times when it may be exercised (which may be based on performance or other criteria) as the Board may deem appropriate. The vesting provisions of individual Options may vary. No Option may be exercised for a fraction of a Class C Share. The Board may, but is not required to, provide for an acceleration of vesting and exercisability in the terms of any Award Agreement upon the occurrence of a specified event.

6.8Termination of Continuous Service. Unless otherwise provided in an Award Agreement or in an employment agreement the terms of which have been approved by the Board, in the event an Optionholder’s Continuous Service terminates (other than upon the Optionholder’s death or Disability), the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise the Option as of the date of termination) but only within the period of time ending on the earlier of (a) the date three months following the termination of the Optionholder’s Continuous Service or (b) the expiration of the term of the Option as set forth in the Award Agreement;  provided that, if the termination of Continuous Service is by the Company for Cause, all outstanding Options (whether or not vested) will immediately terminate and cease to be exercisable. If, after termination, the Optionholder does not exercise his or her Option within the time specified in the Award Agreement, the Option will terminate.

6.9Extension of Termination Date. An Optionholder’s Award Agreement may also provide that if the exercise of the Option following the termination of the Optionholder’s Continuous Service for any reason would be prohibited at any time because the issuance of

Class C Shares would violate the registration requirements under the Securities Act or any other state or federal securities law or the rules of any securities exchange or interdealer quotation system, then the Option will terminate on the earlier of (a) the expiration of the term of the Option in accordance with Section 6.1, or (b) the expiration of a period after termination of the Participant’s Continuous Service that is three months after the end of the period during which the exercise of the Option would be in violation of the registration or other securities law requirements.

6.10Disability of Optionholder. Unless otherwise provided in an Award Agreement, in the event that an Optionholder’s Continuous Service terminates as a result of the Optionholder’s Disability, the Optionholder may exercise his or her Option (to the extent that the Optionholder was entitled to exercise the Option as of the date of termination), but only within the period of time ending on the earlier of (a) the date 12 months following the termination or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after termination, the Optionholder does not exercise his or her Option within the time specified in this Section 6.10 or in the Award Agreement, the Option will terminate.

6.11Death of Optionholder. Unless otherwise provided in an Award Agreement, in the event an Optionholder’s Continuous Service terminates as a result of the Optionholder’s death, then the Option may be exercised (to the extent the Optionholder was entitled to exercise the Option as of the date of death) by the Optionholder’s estate, by a person who acquired the right to exercise the Option by bequest or inheritance, or by a person designated to exercise the Option upon the Optionholder’s death, but only within the period ending on the earlier of (a) the date 12 months following the date of death or (b) the expiration of the term of the Option as set forth in the Award Agreement. If, after the Optionholder’s death, the Option is not exercised within the time specified herein or in the Award Agreement, the Option will terminate.

6.12Incentive Share Option $100,000 Limitation. To the extent that the aggregate Fair Market Value (determined at the time of grant) of Class C Share with respect to which Incentive Share Options are exercisable for the first time by any Optionholder during any calendar year (under all plans of the Company and its Affiliates) exceeds $100,000, the Options or portions of the Options that exceed that limit (according to the order in which they were granted) will be treated as Non-qualified Share Options.

6.13Detrimental Activity. Unless otherwise provided in an Award Agreement, all outstanding Options (whether or not vested) granted to a Participant will immediately terminate and cease to be exercisable on the date on which the Optionholder engages in Detrimental Activity.

7. Provisions of Awards Other Than Options.

7.1 Share Appreciation Rights.

(a)General. Each Share Appreciation Right granted under this Plan will be evidenced by an Award Agreement. Each Share Appreciation Right so granted will be subject to the conditions set forth in this Section 7.1, and to all other conditions not inconsistent with this Plan as may be reflected in the applicable Award Agreement. Share Appreciation Rights may be granted alone (“Free Standing Rights”) or in tandem with an Option granted under this Plan (“Related Rights”).

(b)Grant Requirements. Any Related Right that relates to a Non-qualified Share Option may be granted at the same time the Option is granted or at any time thereafter but before the exercise or expiration of the Option. Any Related Right that relates to an Incentive Share Option must be granted at the same time the Incentive Share Option is granted.

(c)Term of Share Appreciation Rights. The term of a Share Appreciation Right granted under this Plan will be determined by the Board; provided, however, no Share Appreciation Right will be exercisable later than the tenth anniversary of the Grant Date.

(d)Vesting of Share Appreciation Rights. Each Share Appreciation Right may, but need not, vest and therefore become exercisable in periodic installments that may, but need not, be equal. The Share Appreciation Right may be subject to all other terms and conditions on the time or times when it may be exercised as the Board may deem appropriate. The vesting provisions of individual Share Appreciation Rights may vary. No Share Appreciation Right may be exercised for a fraction of a Class C Share. The Board may, but is not required to, provide for an acceleration of vesting and exercisability in the terms of any Share Appreciation Right upon the occurrence of a specified event.

(e)Exercise and Payment. Upon exercise of a Share Appreciation Right, the holder will be entitled to receive from the Company an amount equal to the number of Class C Shares subject to the Share Appreciation Right that is being exercised multiplied by the excess of (i) the Fair Market Value of a Class C Share on the date the Award is exercised, over (ii) the exercise price specified in the Share Appreciation Right or related Option. Payment with respect to the exercise of a Share Appreciation Right will be made on the date of exercise. Payment must be made in the form of Class C Shares (with or without restrictions as to substantial risk of forfeiture and transferability, as determined by the Board in its sole discretion), cash, or a combination of cash and Class C Share, as determined by the Board.

(f)Exercise Price. The exercise price of a Free Standing Right will be determined by the Board, but must not be less than 100% of the Fair Market Value of one Class C Share on the Grant Date of the Share Appreciation Right. A Related Right granted simultaneously with or subsequent to the grant of an Option and in conjunction with the grant or in the alternative will have the same exercise price as the related Option, will be transferable only upon the same terms and conditions as the related Option, and will be exercisable only to the same extent as the related Option;  provided, however, that a Share Appreciation Right, by its terms, may be exercisable only when the Fair Market Value per Class C Share subject to the Share Appreciation Right and related Option exceeds the exercise price per share of the Option and no Share Appreciation Rights may be granted in tandem with an Option unless the Board determines that the requirements of Section 7.1(b) are satisfied.

(g)Reduction in the Underlying Option Shares. Upon any exercise of a Related Right, the number of Class C Shares for which any related Option will be exercisable will be reduced by the number of shares for which the Share Appreciation Right has been exercised. The number of Class C Shares for which a Related Right is exercisable will be reduced upon any exercise of any related Option by the number of Class C Shares for which the Option has been exercised.

7.2 Restricted Awards.

(a)General. A Restricted Award is an Award of actual Class C Shares (“Restricted Share”) or hypothetical Class C Share units (“Restricted Share Units”) having a value equal to the Fair Market Value of an identical number of Class C Shares, which may, but need not, provide that the Restricted Award may not be sold, assigned, transferred, or otherwise disposed of, pledged, or hypothecated as collateral for a loan or as security for the performance of any obligation or for any other purpose for the period (the “Restricted Period”) the Board determines. Each Restricted Award granted under this Plan must be evidenced by an Award Agreement. Each Restricted Award so granted must be subject to the conditions set forth in this Section 7.2, and to all other conditions not inconsistent with this Plan as may be reflected in the applicable Award Agreement.

(b) Restricted Share and Restricted Share Units.

(i)Each Participant granted Restricted Share must execute and deliver to the Company an Award Agreement with respect to the Restricted Share setting forth the restrictions and other terms and conditions applicable to the Restricted Share. If the Board determines that the Company will hold the Restricted Share or place the Restricted Share in escrow rather than delivered to the Participant pending the release of the applicable restrictions, the Board may require the Participant to additionally execute and deliver to the Company (A) an escrow agreement satisfactory to the Board, if applicable, and (B) the appropriate blank share power with respect to the Restricted Share covered by the agreement. If a Participant fails to execute an agreement evidencing an Award of Restricted Share and, if applicable, an escrow agreement and share power, the Award will be null and void. Subject to the restrictions set forth in the Award, the Participant generally will have the rights and privileges of a shareholder as to the Restricted Share, including the right to vote the Restricted Share (if the Restricted Share has voting rights) and the right to receive dividends, (ii) The terms and conditions of a grant of Restricted Share Units will be reflected in an Award Agreement. No Class C Shares will be issued at the time a Restricted Share Unit is granted, and the Company will not be required to set aside funds for the payment of any such Award. A Participant will have no voting rights with respect to any Restricted Share Units granted under this Plan. The Board may also grant Restricted Share Units with a deferral feature, whereby settlement is deferred beyond the vesting date until the occurrence of a future payment date or event set forth in an Award Agreement (“Deferred Share U  nits”). At the discretion of the Board, each Restricted Share Unit or Deferred Share Unit (representing one Class C Share) may be credited with an amount equal to the cash and share dividends paid by the Company in respect of one Class C Share (“Dividend Equivalents”). Dividend Equivalents will be paid currently (and in no case later than the end of the calendar year in which the dividend is paid to the holders of the Class C Share or, if later, the 15th day of the third month following the date the dividend is paid to holders of the Class C Share).

(c) Restrictions.

(i)Restricted Share awarded to a Participant will be subject to the following restrictions until the expiration of the Restricted Period, and to all other terms and conditions as may be set forth in the applicable Award Agreement: (A) if an escrow arrangement is used, the Participant will not be entitled to delivery of the share certificate; (B) the shares will be subject to the restrictions on transferability set forth in the Award Agreement; (C) the shares will be subject to forfeiture to the extent provided in the applicable Award Agreement; and (D) to the extent the shares are forfeited, the share certificates will be returned to the Company, and all rights of the Participant to the shares and as a shareholder with respect to the shares will terminate without further obligation on the part of the Company.

(ii)Restricted Share Units and Deferred Share Units awarded to any Participant will be subject to (A) forfeiture until the expiration of the Restricted Period, and satisfaction of any applicable Performance Goals during the period, to the extent provided in the applicable Award Agreement, and to the extent the Restricted Share Units or Deferred Share Units are forfeited, all rights of the Participant to the Restricted Share Units or Deferred Share Units will terminate without further obligation on the part of the Company and (B) all other terms and conditions as may be set forth in the applicable Award Agreement.

(iii)The Board has the authority to remove any or all the restrictions on the Restricted Share, Restricted Share Units, and Deferred Share Units whenever it may determine that, by reason of changes in applicable laws or other changes in circumstances arising after the date the Restricted Share or Restricted Share Units or Deferred Share Units are granted, the action is appropriate.

(d)Restricted Period. With respect to Restricted Awards, the Restricted Period will commence on the Grant Date and end at the time or times set forth on a schedule established by the Board in the applicable Award Agreement. No Restricted Award may be granted or settled for a fraction of a Class C Share. The Board may, but is not required to, provide for an acceleration of vesting in the terms of any Award Agreement upon the occurrence of a specified event.

(e)Delivery of Restricted Share and Settlement of Restricted Share Units. Upon the expiration of the Restricted Period with respect to any shares of Restricted Share, the restrictions set forth in Section 7.2(c) and the applicable Award Agreement will be of no further force or effect with respect to the shares, except as set forth in the applicable Award Agreement. If an escrow arrangement is used, upon the expiration, the Company will deliver to the Participant, or his or her beneficiary, without charge, the share certificate evidencing the shares of Restricted Share that have not then been forfeited and with respect to which the Restricted Period has expired (to the nearest full share). Upon the expiration of the Restricted Period with respect to any outstanding Restricted Share Units, or at the expiration of the deferral period with respect to any outstanding Deferred Share Units, the Company will deliver to the Participant, or his or her beneficiary, without charge, one Class C Share for each such outstanding vested Restricted Share Unit or Deferred Share Unit (“Vested Unit”);  provided, however, that, if explicitly provided in the applicable Award Agreement, the Board may, in its sole discretion, elect to pay cash or part cash and part Class C Share in lieu of delivering only Class C Shares for Vested Units. If a cash payment is made in lieu of delivering Class C Shares, the amount of the payment will be equal to the Fair Market Value of the Class C Share as of the date on which the Restricted Period lapsed in the case of Restricted Share Units, or the delivery date in the case of Deferred Share Units, with respect to each Vested Unit.

(f) Share Restrictions. Each certificate, if any, representing Restricted Share awarded under this Plan will bear a legend in the form the Company deems appropriate.

7.3 Performance Share Awards.

(a)Grant of Performance Share Awards. Each Performance Share Award granted under this Plan will be evidenced by an Award Agreement. Each Performance Share Award so granted will be subject to the conditions set forth in this Section 7.3, and to all other conditions not inconsistent with this Plan as may be reflected in the applicable Award Agreement. The Board has the discretion to determine: (i) the number of Class C Shares or share- denominated units subject to a Performance Share Award granted to any Participant; (ii) the Performance Period applicable to any Award; (iii) the conditions that must be satisfied for a Participant to earn an Award; and (iv) the other terms, conditions, and restrictions of the Award.

(b)Earning Performance Share Awards. The number of Performance Shares earned by a Participant will depend on the extent to which the performance goals established by the Board are attained within the applicable Performance Period, as determined by the Board.

7.4 Other Equity-Based Awards. The Board may grant Other Equity-Based Awards, either alone or in tandem with other Awards, in amounts and subject to all conditions as the Board may determine in its sole discretion. Each Equity-Based Award will be evidenced by an Award Agreement and will be subject to all conditions, not inconsistent with this Plan, as may be reflected in the applicable Award Agreement.

8. Securities Law Compliance.

Each Award Agreement will provide that no Class C Shares will be purchased or sold pursuant to this Plan and the Award Agreement unless and until (a) any then applicable requirements of state or federal laws and regulatory agencies have been fully complied with to the satisfaction of the Company and its counsel and (b) if required to do so by the Company, the Participant has executed and delivered to the Company a letter of investment intent in the form and containing all provisions as the Board may require. The Company will use reasonable efforts to seek to obtain from each regulatory agency or commission having jurisdiction over this Plan any authority as may be required to grant Awards and to issue and sell Class C Shares upon exercise of the Awards;  provided, however, that this undertaking does not require the Company to register under the Securities Act this Plan, any Award, or any Class C Share issued or issuable pursuant to any an Award. If, after reasonable efforts, the Company is unable to obtain from any applicable regulatory agency or commission the authority that counsel for the Company deems necessary for the lawful issuance and sale of Class C Shares under this Plan, the Company will be relieved from any liability for failure to issue and sell Class C Share upon exercise of the Awards unless and until that authority is obtained.

9. Use of Proceeds from Share.

Proceeds from the sale of Class C Share pursuant to Awards, or upon exercise of an Award, will constitute general funds of the Company.

10. Miscellaneous.

10.1Acceleration of Exercisability and Vesting. The Board has the power to accelerate the time at which an Award may first be exercised or the time during which an Award or any part of an Award will vest in accordance with this Plan, notwithstanding the provisions in the Award stating the time at which it may first be exercised or the time during which it will vest.

10.2Shareholder Rights. Except as provided in this Plan or an Award Agreement, no Participant will be deemed to be the holder of, or to have any of the rights of a holder with respect to, any Class C Shares subject to an Award unless and until the Participant has satisfied all requirements for exercise of the Award pursuant to its terms and no adjustment will be made for dividends (ordinary or extraordinary, whether in cash, securities or other property) or distributions of other rights for which the record date is before the date the Class C Share certificate is issued, except as provided in Section 11.

10.3No Employment or Other Service Rights. Nothing in this Plan or any instrument executed or Award granted pursuant to this Plan confers upon any Participant any right to continue to serve the Company or an Affiliate in the capacity in effect at the time the Award was granted or will affect the right of the Company or an Affiliate to terminate (a) the employment of an employee with or without notice and with or without Cause or (b) the service of a Director pursuant to the Bylaws of the Company or an Affiliate, and any applicable provisions of the corporate law of the state in which the Company or the Affiliate is incorporated, as the case may be.

10.4Transfer; Approved Leave of Absence. For purposes of this Plan, no termination of employment by an employee will be deemed to result from either (a) a transfer of employment to the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another, or (b) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to reemployment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Board otherwise so provides in writing, in either case, except to the extent inconsistent with Section 409A of the Code if the applicable Award is subject to Section 409A.

10.5Withholding Obligations. To the extent provided by the terms of an Award Agreement and subject to the discretion of the Board, a Participant may satisfy any local, state, or federal tax withholding obligation relating to the exercise or acquisition of Class C Share under an Award by any of the following means (in addition to the Company’s right to withhold from any compensation paid to the Participant by the Company) or by a combination of those means: (a) tendering a cash payment; (b) authorizing the Company to withhold Class C Shares from the Class C Shares otherwise issuable to the Participant as a result of the exercise or acquisition of Class C Share under the Award,  provided, however, that no Class C Shares are withheld with a value exceeding the maximum amount of tax required to be withheld by law; or (c) delivering to the Company previously owned and unencumbered Class C Shares of the Company. Notwithstanding any provision of this Plan or any Award Agreement to the contrary, the Company is authorized to withhold from any amounts payable to any Participant with respect to an Award, and to pay over to any governmental authority, any amounts required to be withheld pursuant to the Code or any provisions of any other local, state, federal, or foreign law. Any amounts withheld pursuant to this Section 10.5 will be treated as paid to the Participant for all purposes relating to this Plan.

11.Adjustments Upon Changes in Share.

In the event of changes in the outstanding Class C Share or in the capital structure of the Company by reason of any share split, share dividend, reverse share split, an extraordinary corporate transaction such as any recapitalization, reorganization, merger, consolidation, combination, exchange, or other relevant change in capitalization occurring after the Grant Date of any Award, Awards granted under this Plan and any Award Agreements, the exercise price of Options and Share Appreciation Rights, the Performance Goals to which Performance Share Awards are subject, the maximum number of Class C Shares subject to all Awards stated in Section 4 will be equitably adjusted or substituted, as to the number, price, or kind of a Class C Share or other consideration subject to those Awards to the extent necessary to preserve the economic intent of the Award. In the case of adjustments made pursuant to this Section 11, unless the Board specifically determines that the adjustment is in the best interests of the Company or its Affiliates, the Board shall, in the case of Incentive Share Options, ensure that any adjustments under this Section 11 will not constitute a modification, extension, or renewal of the Incentive Share Options within the meaning of Section 424(h)(3) of the Code and, in the case of Non-qualified Share Options, ensure that any adjustments under this Section 11 will not constitute a modification of the Non-qualified Share Options within the meaning of Section 409A of the Code. Any adjustments made under this Section 11 will be made in a manner that does not adversely affect the exemption provided pursuant to Rule 16b-3 under the Exchange Act. The Company will give each Participant notice of an adjustment under this Section 11 and, upon notice, the adjustment will be conclusive and binding for all purposes.

12.Effect of Change in Control.

12.1Unless otherwise provided in an Award Agreement, notwithstanding any provision of this Plan to the contrary:

(a)Options/SARs/Restricted Share. In the event of a Participant’s termination of Continuous Service by the Company or any Affiliate without Cause or by the Participant for Good Reason during the 12-month period following a Change in Control, notwithstanding any provision of this Plan or any applicable Award Agreement to the contrary, all outstanding Options and Share Appreciation Rights granted to the Participant will become immediately exercisable with respect to 100% of the shares subject to the Options or Share Appreciation Rights, and the Restricted Period will expire immediately with respect to 100% of the outstanding shares of Restricted Share or Restricted Share Units as of the date of the Participant’s termination of Continuous Service.

(b)Performance Share Awards. With respect to Performance Share Awards, in the event of a

Participant’s termination of Continuous Service by the Company or any Affiliate without Cause or by the Participant for Good Reason, in either case, within 12 months following a Change in Control, all Performance Goals or other vesting criteria will be deemed achieved at 100% of target levels and all other terms and conditions will be deemed met as of the date of the Participant’s termination of Continuous Service.

To the extent practicable, any actions taken by the Board under the immediately preceding clauses (a) and (b) will occur in a manner and at a time that allows affected Participants the ability to participate in the Change in Control with respect to the Class C Shares subject to their Awards.

12.2In addition, in the event of a Change in Control, the Board may in its discretion and upon at least 10 days’ advance notice to the affected persons, cancel any outstanding Awards and pay to the holders of those Awards, in cash or share, or any combination thereof, the value of those Awards based upon the price per Class C Share received or to be received by other shareholders of the Company in the event. In the case of any Option or Share Appreciation Right with an exercise price (or SAR Exercise Price in the case of a Share Appreciation Right) that equals or exceeds the price paid for a Class C Share in connection with the Change in Control, the Board may cancel the Option or Share Appreciation Right without the payment of consideration.

12.3The obligations of the Company under this Plan will be binding upon any successor corporation or organization resulting from the merger, consolidation, or other reorganization of the Company, or upon any successor corporation or organization succeeding to all or substantially all of the assets and business of the Company and its Affiliates, taken as a whole.

13.Amendment of Plan and Awards.

13.1Amendment and Termination of Plan. The Board may, at any time and from time to time, in its discretion, alter, amend, modify, suspend, or terminate this Plan or any portion of it without prior notice to or the consent of a Participant; provided, however, that no such amendment, modification, suspension, or termination will, without the consent of a Participant, adversely affect the Participant’s rights with respect to an Award granted to him or her before the Board action, and provided, further, that, no payment of benefits will occur upon termination of this Plan unless the requirements of Section 409A of the Code have been met. However, except as provided in Section 11 relating to adjustments upon changes in Class C Share, no amendment will be effective unless approved by the shareholders of the Company to the extent shareholder approval is necessary to satisfy applicable law. No Awards may be granted under this Plan while this Plan is suspended or after it is terminated.

For avoidance of doubt, the Board may amend this Plan in any respect the Board deems necessary or advisable to provide eligible Consultants and Directors with the maximum benefits provided or to be provided under the provisions of the Code and the regulations promulgated thereunder relating to Incentive Share Options or to the nonqualified deferred compensation provisions of Section 409A of the Code and to bring this Plan and Awards granted under it into compliance with those provisions.

13.2Shareholder Approval. At the time of an amendment, the Board will determine, upon advice from counsel, whether any amendment to this Plan will be contingent on shareholder approval.

13.3Amendment of Awards. The Board at any time, and from time to time, may amend the terms of any one or more Awards; provided, however, that the Board may not effect any amendment that would otherwise constitute an impairment of the rights under any Award unless (a) the Company requests the consent of the Participant and (b) the Participant consents in writing.

14.General Provisions.

14.1Forfeiture Events. The Board may specify in an Award Agreement that the Participant’s rights,

benefits, and payments with respect to an Award are subject to reduction, cancellation, forfeiture, or recoupment upon the occurrence of certain events, in addition to applicable vesting conditions of an Award. Those events may include breach of non-competition, non-solicitation, confidentiality, or other restrictive covenants that are contained in the Award Agreement or otherwise applicable to the Participant, a termination of the Participant’s Continuous Service for Cause, or other conduct by the Participant that is detrimental to the business or reputation of the Company or its Affiliates.

14.2Clawback. Notwithstanding anything to the contrary in this Plan, the Board may, in its sole discretion, provide in an Award Agreement or otherwise that the Board may cancel an Award if the Participant has engaged in or engages in any Detrimental Activity. The Board may, in its sole discretion, also provide in an Award Agreement or otherwise that (a) if the Participant has engaged in or engages in Detrimental Activity, the Participant will forfeit any gain realized on the vesting, exercise, or settlement of any Award, and must repay the gain to the Company, and (b) if the Participant receives any amount in excess of what the Participant should have received under the terms of the Award for any reason (including by reason of a financial restatement, mistake in calculations, or other administrative error), then the Participant will be required to repay the excess amount to the Company. Without limiting the foregoing, all Awards will be subject to reduction, cancellation, forfeiture, or recoupment to the extent necessary to comply with applicable laws.

14.3Other Compensation Arrangements. Nothing contained in this Plan prevents the Board from adopting other or additional compensation arrangements, subject to shareholder approval if that approval is required; and those arrangements may be either generally applicable or applicable only in specific cases.

14.4Sub-Plans. The Board may from time to time establish sub-plans under this Plan for purposes of satisfying tax, securities, or other laws of various jurisdictions in which the Company intends to grant Awards. Any sub-plans must contain any limitations and other terms and conditions as the Board determines are necessary or desirable. All sub-plans will be deemed a part of this Plan, but each sub-plan will apply only to the Participants in the jurisdiction for which the sub-plan was designed.

14.5Deferral of Awards. The Board may establish one or more programs under this Plan to permit selected Participants the opportunity to elect to defer receipt of consideration upon exercise of an Award, satisfaction of performance criteria, or other event that, absent the election, would entitle the Participant to payment or receipt of Class C Shares or other consideration under an Award. The Board may establish the election procedures, the timing of those elections, the mechanisms for payments of, and accrual of interest or other earnings, if any, on amounts, shares or other consideration so deferred, and those other terms, conditions, rules, and procedures that the Board deems advisable for the administration of the deferral program.

14.6Unfunded Plan. This Plan will be unfunded. Neither the Board nor the Company is required to establish any special or separate fund or to segregate any assets to assure the performance of its obligations under this Plan.

14.7Recapitalizations. Each Award Agreement must contain provisions required to reflect the provisions of Section 11.

14.8Delivery. Upon exercise of a right granted under this Plan, the Company shall issue Class C Share or pay any amounts due within a reasonable period of time thereafter. Subject to any statutory or regulatory obligations the Company may otherwise have, for purposes of this Plan, 30 days will be considered a reasonable period of time.

14.9No Fractional Shares. No fractional Class C Shares will be issued or delivered pursuant to this Plan. The Board will determine whether cash, additional Awards, or other securities or property will be issued or paid in lieu of fractional Class C Shares or whether any fractional shares should be rounded, forfeited, or otherwise eliminated.

14.10Other Provisions. The Award Agreements authorized under this Plan may contain all other provisions not inconsistent with this Plan, including restrictions upon the exercise of Awards, as the Board may deem advisable.

14.11Section 409A. To the extent applicable, the Company intends that this Plan comply with the requirements of Section 409A of the Code and will be applied, operated, and interpreted consistent and in accordance with that intent. All payments described in this Plan that are due within the “short-term deferral period” as defined in Section 409A of the Code will not be treated as deferred compensation unless required otherwise by applicable law. Notwithstanding anything to the contrary in this Plan, to the extent required to avoid accelerated taxation and tax penalties under Section 409A of the Code, amounts that would otherwise be payable and benefits that would otherwise be provided pursuant to this Plan during the six-month period immediately following a Participant’s termination of Continuous Service will instead be paid on the first payroll date after the six-month anniversary of the Participant’s separation from service (or the Participant’s death, if earlier). Notwithstanding the foregoing, (a) neither the Company nor the Board makes any representation that this Plan complies with Section 409A of the Code, (b) neither the Company nor the Board will have any obligation to take any action to prevent the assessment of any additional tax or penalty on any Participant under Section 409A of the Code, and (c) neither the Company nor the Board will have any liability to any Participant, any other person, or otherwise if this Plan or any grant, vesting, or payment of any Award are subject to the additional tax and penalties under Section 409A of the Code. Each Participant is fully responsible for any and all taxes or other amounts imposed by Section 409A of the Code.

14.12Disqualifying Dispositions. Any Participant who makes a “disposition” (as defined in Section 424 of the Code) of all or any portion of Class C Shares acquired upon exercise of an Incentive Share Option within two years from the Grant Date of the Incentive Share Option or within one year after the issuance of the Class C Shares acquired upon exercise of the Incentive Share Option (a “Disqualifying Disposition”) will be required to immediately advise the Company in writing as to the occurrence of the sale and the price realized upon the sale of those Class C Shares.

14.13Section 16. At any time that the Company has any class of securities registered under the

Exchange Act, it is the intent of the Company that this Plan satisfy, and be interpreted in a manner that satisfies, the applicable requirements of Rule 16b-3, as promulgated under Section 16 of the Exchange Act, so that Participants will be entitled to the benefit of Rule 16b-3, or any other rule promulgated under Section 16 of the Exchange Act, and will not be subject to short-swing liability under Section 16 of the Exchange Act. Accordingly, if the operation of any provision of this Plan would conflict with the intent expressed in this Section 14.13, that provision to the extent possible will be interpreted and deemed amended so as to avoid the conflict.

14.14Beneficiary Designation. Each Participant under this Plan may from time to time name any beneficiary or beneficiaries to receive the Participant’s interest in this Plan in the event of the Participant’s death. Each designation will revoke all prior designations by the same Participant, will be in a form reasonably prescribed by the Board, and will be effective only when filed by the Participant in writing with the Company during the Participant’s lifetime. If a Participant fails to designate a beneficiary, then the Participant’s designated beneficiary will be deemed to be the Participant’s estate.

14.15Expenses. The Company shall pay the costs of administering this Plan.

14.16Severability. If a provision of this Plan or any Award Agreement (or the application of it) is held by a court to be invalid or unenforceable under applicable law, that provision will be deemed separable from the remaining provisions of this Plan or the Award Agreement and will not affect the validity or interpretation of the other provisions of this Plan or the Award Agreement or the application of that provision to a person or circumstance to which it is valid and enforceable.

14.17Entire Plan; References. This Plan, together with each Award Agreement, contains the entire understanding of the Company and each particular Participant relating to the grant of any Award to the Participant, and supersedes any prior or contemporaneous agreement, representation, or understanding, oral or written, between the Company and any Participant with respect to the grant of any Award to the Participant. Unless otherwise expressly stated, a reference in this Plan to a section is to a section of this Plan.

14.18Governing Law; Venue. This Plan will be governed by and construed in accordance with the laws of the State of Delaware and the federal laws of the United States of America, without regard to principles of conflicts of laws. The Company and each Participant (a) consent to the personal jurisdiction of the state and federal courts having jurisdiction in Annapolis, Maryland, (b) stipulate that the proper, exclusive, and convenient venue for any legal proceeding arising out of this Plan or any Award Agreement is the Sussex County, Delaware, for a state court proceeding, or the United States District Court in Maryland, for a federal district court proceeding, and (c) waive any defense, whether asserted by motion or pleading, that the courts named above, are an improper or inconvenient venue.

14.19Jury Trial Waiver. EACH PARTICIPANT AND THE COMPANY KNOWINGLY,

VOLUNTARILY, AND INTENTIONALLY WAIVES THE RIGHT TO A JURY TRIAL IN ANY LAWSUIT BETWEEN THEM THAT ARISES AT ANY TIME OUT OF THIS PLAN OR ANY AWARD AGREEMENT, WHETHER AT LAW OR IN EQUITY, WHETHER BASED ON A CLAIM OR COUNTERCLAIM ARISING BEFORE OR AFTER THE EFFECTIVE DATE OF THIS PLAN, REGARDLESS OF THE NATURE OF THE CLAIM OR COUNTERCLAIM, AND INCLUDING CLAIMS UNDER TORT, CONTRACT, CORPORATE, AND EMPLOYMENT LAWS. ANY COURT PROCEEDING SHALL BE TRIED BEFORE A JUDGE AND NOT A JURY.

14.20Notices. All communications relating to matters arising under this Plan must be in writing and will be deemed to have been duly given when hand delivered or mailed by reputable overnight carrier or United States certified mail, return receipt requested, addressed, if to a Participant, to the address on file with the Company and, if to the Company, to Seawolf Brewing Company, Inc., 1420 Catlyn Place, Annapolis, MD 21401, Attn: Alan Beal, CEO, or to such other address as a person may have furnished to the other in writing in accordance with this Section, except that notice of a change of address will be effective only upon actual receipt. A validly given and delivered communication with respect to this Plan will be effective and “received” for purposes of this Plan on the earlier of

(a) the day when it is actually received, if it is delivered personally or by commercial courier, or (b) the fifth day after it is postmarked by the United States Postal Service, if it is delivered by first class, postage prepaid, United States certified mail.

14.21Recurring Words; Interpretation. As used in this Agreement, (a) the words “include” and

“including” are always without limitation, (b) the word “days” refers to calendar days, including Saturdays, Sundays, and holidays, (c) words in the singular number include words in the plural number and vice versa, (d) the word “law” includes a code, rule, statute, ordinance, or regulation and the common law arising from final, non-appealable decisions of state and federal courts in the United States of America, (e) the term “governmental authority” includes a government, a public body or authority, and any domestic governmental body, unit, agency, authority, department, or subdivision, whether local, state, regional, or national, (f) “beneficiary” means any person designated in accordance with Section 14.14 that is entitled to receive benefits, if any, under this Plan that are payable upon or after a Participant’s death pursuant to the terms of this Plan, and (g) the word “person” includes, in addition to a natural person, a trust, group, syndicate, corporation, cooperative, association, partnership, business trust, joint venture, corporation, unincorporated organization, and a governmental authority. No rule of strict construction will be applied against the Company, the Board, or any other person in the interpretation of any of the terms of this Plan, any Award Agreement, or any rule or procedure established by the Board. The titles, captions, and headings preceding the text of the sections of this Plan have been inserted solely for convenient reference and neither constitute a part of this Plan nor affect its meaning, interpretation, or effect.

14.22Effective Date of Plan. This Plan will become effective as of the Effective Date, but no Award may be exercised (or, in the case of a share Award, may be granted) unless and until this Plan has been approved by the directors of the Company, which approval must be within 12 months before or after the date this Plan is adopted by the Board.

14.23Successors; Non-Transferability. The Company shall require any successor (whether direct or indirect, by merger, purchase, consolidation, or otherwise) to all or substantially all the assets or business of the Company to expressly assume in writing this Plan and all obligations of the Company under this Plan in the same manner and to the same extent that the Company would be so obligated if no such succession had taken place. No right or interest of any Participant under this Plan is assignable or transferable, in whole or in part, either directly, by operation of law, or otherwise, including by levy, pledge, execution, attachment, or in any manner, except by will, beneficiary, or the laws of descent and distribution. Any attempt by a Participant to sell, assign, pledge, encumber, or transfer an Award or any benefit or right under this Plan or any Award Agreement in contravention of this Section will be ineffective and will render the Award, benefit, or right null and void.

14.24No Right to Continued Employment; Impact on other Plans. Nothing contained in this Plan or any Award Agreement (a) confers on any Participant any right to continue in the employ of, as a Director of, or as a Consultant to, the Company or any of its Affiliates, (b) constitutes any contract or agreement of employment or consultancy, (c) interferes in any way with the right of the Company or any Affiliate to terminate a Participant’s employment or relationship with the Company or the Affiliate at any time, with or without Cause, or (d) affect in any way a Participant’s rights under any other plan or agreement with the Company or any of its Affiliates, including any employment agreement, consulting agreement, or severance plan, policy, or agreement. By accepting any Award under this Plan, a Participant acknowledges that this Plan is an extraordinary benefit and not part of normal or expected salary or compensation for any purpose. Amounts paid under this Plan will not be taken into account to increase any benefits provided, or continue coverage, under any other plan, policy, program, or arrangement of the Company or any Affiliate, except as otherwise expressly provided in the other plan, policy, program, or arrangement.

14.25Acknowledgements and Disclaimers. Participants and their heirs, beneficiaries, successors, and assigns have no legal or equitable claims, rights, or interests in any assets or property of the Company. Amounts payable under this Plan are not and will not be transferred into a trust or otherwise set aside, and the Company has no obligation to set aside, segregate, establish reserves, or otherwise fund before payment, any amounts for purposes of funding any Award. For purposes of the payment of benefits under this Plan, any and all of the Company’s assets will be, and will remain, the general, unpledged unrestricted assets of the Company. To the extent the Company has any payment obligations under this Plan, the Company’s obligations under this Plan will be merely that of a simple unfunded and unsecured promise to pay money or provide other property in the future. To the extent that any person acquires a right to receive payment from the Company under this Plan, that right will be no greater than the right of any unsecured general creditor of the Company.

14.26Execution. To record the adoption of this Plan, the Company has caused its authorized directors to execute this Plan.